Exhibit 8.2

701 Brickell Avenue, Suite 3300 | Miami, FL 33131 | T 305.374.8500 | F 305.789.7799

Holland & Knight LLP | www.hklaw.com

August 30, 2017

Palm Beach Community Bank

8101 Okeechobee Boulevard

West Palm Beach, FL 33411

Re:	Tax Opinion – Agreement and Plan of Merger by and among Seacoast Banking Corporation of Florida,

Seacoast National Bank, and Palm Beach Community Bank

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of May 4, 2017 (the “Agreement”), between Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking corporation and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), and Palm Beach Community Bank, a Florida chartered bank (the “Company”), pursuant to which the Company will merge with and into SNB (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement on Form S-4 filed by SBC with the Securities and Exchange Commission on the date hereof (the “Registration Statement”); the letters of SBC and the Company to Holland & Knight LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Registration Statement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement and as described in the Registration Statement; (ii) the Agreement and the Registration Statement accurately reflect the material facts of the Merger; (ii) the representations made by Seacoast and the Company in the Agreement, the Registration Statement, and the Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by Seacoast and the Company in the Agreement, the Registration Statement, and the Representation Letters that are made to best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that under current law: (i) the Merger will qualify as a reorganization described in Section 368(a) of the Code and (ii) each of SBC, SNB, and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. Based on and subject to the foregoing, and except with respect to any Excepted Shareholder (as hereinafter defined), it is also our opinion that under current law: (iii) no gain or loss will be recognized by holders of Company Common Stock who exchange all of their Company Common Stock solely for SBC Common Stock and Cash Consideration pursuant to the Merger (except with respect to any cash received); (iv) the basis in the shares of SBC Common Stock received in the Merger by such holders in the Merger will consist of the basis for the shares of Company Common Stock exchanged therefore reduced by the amount of any cash received and increased by the amount of any gain recognized on such exchange; and (v) the holding period for the shares of SBC Common Stock received by such shareholders in the Merger will include the holding period for the shares of Company Stock exchanged therefor.

An “Excepted Shareholder” is any shareholder subject to special treatment under the U.S. federal income tax laws, including: a dealer or broker in stocks and securities, commodities or currencies; a trader in securities that elects the mark-to-market method of accounting; a holder of Company Stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation; a shareholder-employee of the Company who receives SBC Common Stock in connection with the termination in the Merger of any stock options or other rights to purchase Company Common Stock; and a holder of Company Stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues. We hereby consent to the filing of this opinion of counsel as an Exhibit to the Registration Statement, and to the reference to us in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Holland & Knight LLP

HOLLAND & KNIGHT LLP